SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)         June 17, 2004
                                                         -------------


                       AMCON DISTRIBUTING COMPANY, INC.
                       ---------------------------------
            (Exact name of Registrant as specified in its charter)

        Delaware                     0-24708                  47-0702918
        --------                     -------                  ----------
(State of Incorporation)    (Commission File Number)       (I.R.S. Employer
                                                         Identification Number)



                     7405 Irvington Road, Omaha, NE 68122
              (Address of Principal Executive Offices) (Zip Code)


                                 (402) 331-3727
               Registrant's telephone number, including area code


         (Former name or former address, if changed since last report)



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Item 2.         Acquisition or Disposition of Assets

      On June 17, 2004, AMCON Distributing Company completed the acquisition of substantially all of the assets of Trinity Springs Ltd., which includes real estate, water rights and equipment. Trinity Springs, headquartered in Sun Valley/Ketchum, Idaho, bottles and sells natural spring water. The source of this water is located at the base of Trinity Mountains in Paradise, Idaho, one of the world's deepest known sources of natural spring water. Trinity Springs is also recognized as America's only Certified Source for natural water purity by QAI (Quality Assurance International), the world's leading organic certifier.

      AMCON organized a newly formed, wholly-owned subsidiary, which has changed its name to Trinity Springs, Inc., to acquire the assets from the selling entity. The selling entity has changed its name to Crystal Paradise Holdings, Inc. The acquisition consideration consisted of (i) a royalty by Trinity Springs, Inc. to the selling entity equal to the greater of 4% of net sales of Trinity Springs, Inc. or $.03 per liter of water extracted for commercial purposes from the source, (ii) 15% of the common stock Trinity Springs, Inc., which can be converted into 16,666 shares of AMCON common stock, (iii) approximately $1.5 million in cash, (iv) a secured promissory note issued by Trinity Springs, Inc. in the principal amount of $2,828,440 which is payable in monthly installments of $30,000 (with the remaining principal and interest due on June 1, 2009) and which accrues interest at 5% per annum, (v) a secured promissory, issued by Trinity Springs, Inc., accruing interest at 5% per annum, in the principal amount of $500,000, with the principal amount due on June 17, 2007, and (vi) assumed liabilities in the approximate amount of $180,000. The promissory notes referenced above and the water royalty are secured by a a first priority security interest in the assets acquired from the selling entity, other than inventory and accounts receivable. AMCON has guaranteed the payment of the water royalty, up to a maximum amount of $5 million, as well as payment of the two promissory notes reference above. The selling entity has the right to elect to have the water royalty paid in up to 41,666 shares of AMCON common stock valued on the basis of the average closing price for the 30 days preceding the date of issuance. The nature and amount of the acquisition consideration was determined through arms-length negotiation between AMCON and Trinity Springs Ltd.

      AMCON had announced on May that it was seeking an order from the United States District Court for the District of Idaho declaring that certain proxies and ballots cast by the stockholders of Trinity Springs Ltd. should be counted in favor of the sale of assets transaction so that the shareholder approval condition to closing would be staisfied. The Inspectors of Election and the Board of Directors of Trinity Springs Ltd. subsequently certified the results of voting in accordance with the determination that AMCON had been seeking in the the federal court action. In response to a motion from certain minority stockholders, the District Court of the Fifth Judicial District of the State of Idaho had granted a temporary restraining order on June 11, 2004 preventing the closing until the Court had an opportunity to conduct a hearing on June 16, 2004, on whether to extend or dissolve that order. Following the hearing, the Idaho District Court dissolved the temporary restraining order which enabled the asset sale transaction to be consummated.

      In order to provide the cash portion of the acquisition financing, AMCON also completed the private placement of 100,000 shares of Series A Convertible Preferred Stock at $25 per share. The Series A Convertible Preferred Stock is convertible by the holder into AMCON common stock at a conversion price of $30.31 per share, subject to customary anti-dilution


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

adjustments. If not previously converted, AMCON may redeem the Series A Convertible Preferred Stock on or after June 18, 2006 at a conversion premium of 12% of the liquidation preference, which premium declines by one percent each year thereafter until June 16, 2018, after which the redemption price is the liquidation preference plus accrued but unpaid dividends. The Series A Convertible Preferred Stock has a liquidation preference equal to the purchase price of $25 per share. Dividends on the Series A Convertible Preferred Stock are payable at a rate of 6.785% per annum. AMCON has agreed to file a shelf registration on Form S-3 to register the resale of the shares of common stock issuable upon conversion of the preferred stock.



                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this to be signed on its behalf by the undersigned, hereunto duly authorized.



                               AMCON DISTRIBUTING COMPANY, INC.


Dated: June 18, 2004
                               By:  /s/ Mike James
                                   --------------------------------
                                   Mike James
                                   Chief Financial Officer






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